NOTE AMENDMENT AGREEMENT

            THIS NOTE AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of, but not necessarily on, the 1st day of November, 2014 (the “Effective Date”), among Arkanova Energy Corporation, a Nevada corporation (the “Parent”), Arkanova Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Parent (the “Company”), and Aton Select Funds Limited (the “Investor”).

Background

            A.        The Company is currently indebted to the Investor in the principal amount of US$11,811,025.00 under that certain amended and restated secured promissory note from the Company to Investor entered into as of February 6, 2013, as amended November 15th, 2013 (the “Note”);

            B.        The Company, Investor and the Parent have reached an agreement whereby:

(i)	the maturity date under the Note shall be extended from December 31, 2015 to December 31, 2016 (the “Extension”),

(ii)	the current outstanding accrued interest under the Note equal to US$677,836.40 shall be added to the principal amount of the Note (the “Added Interest”),

(iii)

the Investor shall loan to the Company an additional US$2,475,000.00 (the “Additional Loan Amount”) such that the outstanding balance under the Note (including the Added Interest) equals US$14,963,861.40 (the “Amended Principal Amount”), and

(iv)

Section 4 of the Note with respect to payment of interest in shares of common stock of the Parent be deleted and Section 5 of the Note be amended accordingly, therefore, removing the ability to pay interest in shares of common stock of the Parent (the “Interest Payment Amendment”); and

            C.        The Company, the Parent and the Investor now desire to formalize the terms and conditions of the Extension, Amended Principal Amount and Interest Payment Amendment.

Terms and Conditions

            In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1.        The Extension. At the Effective Date, the Investor shall extend the Note maturity date to December 31, 2016. The Extension shall be evidenced by this Agreement to be appended to the Note.

            2.        Amended Principal Amount. At the Effective Date, the Investor shall increase the outstanding balance of its loan to the Company under the Note from US$11,811,025.00 to US$14,963,861.40 (including the Added Interest) by wire transfer to the account of the Company at its bank in Austin, Texas, the Additional Loan Amount of US$2,475,000.00. The Amended Principal Amount shall be evidenced by this Agreement to be appended to the Note.

            3.        Interest Payment Amendment. At the Effective Date, Section 4 of the Note with respect to payment of interest in shares of common stock of the Parent shall be deleted and Section 5 of the Note shall be amended accordingly, therefore, removing the ability to pay interest in shares of common stock of the Parent. The Interest Payment Amendment shall be evidenced by this Agreement to be appended to the Note.

            4.        General. The Note will be deemed to be amended in all manners and respects in order to give full force and effect to this Agreement and, in all other respects, the Note will remain unchanged and in full force and effect.

            5.        Counterparts. This Agreement may be executed in multiple counterparts and all counterparts taken together shall be deemed to constitute one and the same document. This Agreement may be executed and delivered by facsimile or electronic transmission.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARKANOVA ACQUISITION CORPORATION

By:	“Pierre Mulacek”
Pierre Mulacek, President

ARKANOVA ENERGY CORPORATION

By:	“Pierre Mulacek”
Pierre Mulacek, President

ATON SELECT FUNDS LIMITED

By:	“David Dawes”
David Dawes, Director